Exhibit 99.1

Contact:

Dana Wardwell

(828-454-0676)

Blue Ridge Paper Products Inc. Reports Fourth Quarter and Full Year 2004 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net profit of $1.4 million for the fourth quarter ended December 31, 2004.  This compared to a net loss of $9.4 million for the third quarter ended September 30, 2004 and a net loss of $15.3 million for the fourth quarter ended December 31, 2003.  The Company’s results included losses associated with property damage and business interruption caused by severe flooding from Hurricanes Frances and Ivan of $1.7 million and $9.0 million in the fourth quarter of 2004 and third quarter of 2004, respectively.  Net sales for the fourth quarter ended December 31, 2004 decreased $3.0 million to $114.4 million compared to $117.4 million for the third quarter ended September 30, 2004.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated “Despite our reduced shipments resulting from the lingering effects of the September floods, Blue Ridge Paper Products Inc. returned to profitability in the fourth quarter of 2004.  Improving market conditions and continued execution of our continuous improvement initiative, including reduced operating expense resulting from decreased headcount and strong productivity, contributed to the Company’s return to profitability.”  He added, “We couldn’t have turned around our financial performance without the hard work and dedication of all our employees in response to the challenges caused by the floods.”

Key Business Highlights

•                  On September 8, 2004, Western North Carolina experienced heavy rains and flooding as a result of Hurricane Frances.  Flood levels exceeded Federal Emergency Management Agency (FEMA) 100-year flood plain levels resulting in the area being declared a federal disaster area.  Due to the severe nature of the flooding, the Company’s pulp and paper mill located in Canton, North Carolina undertook flood control procedures resulting in an orderly shutdown of the mill.  The Canton mill was in the process of restoring operations when on September 17, 2004, the mill experienced a second more extensive flood as a result of Hurricane Ivan, which also exceeded FEMA 100-year flood plain levels.  The mill resumed full paperboard and partial paper production by September 27, 2004.  Operations at the Canton mill were completely restored by October 4, 2004.  The total financial impact for the fourth quarter ended December 31, 2004 was $1.7 million, which is net of insurance recoveries recorded.  For the third quarter ended September 30, 2004, the total financial impact was $9.0 million, which is net of insurance recoveries recorded.

•                  Packaging and paper pricing have experienced a recovery in market conditions, which has led to improved pricing across the Company’s grade lines.  Paper segment pricing for the fourth quarter ended December 31, 2004 was up 6.1% over third quarter ended September 30, 2004.  Packaging segment pricing for the fourth quarter ended December 31, 2004 was up 2.4% over third quarter ended September 30, 2004.

•                  Pricing for energy and raw materials continues an upward trend.  Two of the areas that have seen significant increases are coal and extrusion polymer.  Coal prices increased 3.5% in the fourth quarter ended December 31, 2004 compared to the third quarter ended September 30, 2004.  The average price for coal in 2004 is 20.4% higher than the average in 2003.  The price of low density polyethylene (LDPE), a raw material used in the Company’s packaging division, increased 6.1% in the fourth quarter ended December 31, 2004 compared to the third quarter ended September 30, 2004.  LDPE prices in 2004 averaged 14.1% above the full year 2003 average.

•                  The Company continues to execute it’s continuous improvement initiative in the fourth quarter.  During the year, the Company eliminated 132 positions as part of the closure of the Forth Worth DairyPak facility and reductions associated with the headcount reduction plan at our Canton mill and corporate staff.  The Company sold the Fort Worth facility on November 30, 2004 with all volume being transferred to existing plants.

For the fiscal year 2004, the Company recorded a net loss of $31.2 million on net sales of $474.2 million.  This compares to a fiscal year 2003 net loss of $27.3 million on net sales of $468.6 million.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP.  The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the Company’s liquidity.  EBITDA and Adjusted EBITDA, as the Company defines these terms, may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended December 31, 2004 was $11.1 million compared to Adjusted EBITDA of $10.7 million for the three-month period ended September 30, 2004.

ADJUSTED EBITDA – NON-GAAP MEASURES ($000)

		Three Months Ended
		December 31 2004	September 30 2004
Net Income/(Loss)		$1,438	$(9,449)

Income Taxes		—	—
Interest Expense		4,085	4,003
Depreciation Expense		4,487	4,526
Amortization Expense		323	321

EBITDA		10,333	(599)

ESOP Expenses	(A)	1,123	1,800
Management Fee	(B)	536	553
Severance Expense	(C)	(173)	(3)
Flood Impact	(D)	1,648	9,025
Asset Sales	(E)	(1,627)	(58)
Bad Debt (Recovery) Expense	(F)	(710)	(47)

Adjusted EBITDA		$11,130	$10,671

(A)                  ESOP expense is a non-cash labor expense the Company incurs each year in connection with the parent company’s Employee Stock Ownership Plan.

(B)                    The management fee (“KPS fee”) is a fee due to KPS Special Situations Fund, L.P., the parent company’s controlling stockholder.  Since September 2001, this fee has been a non-cash accrued expense and effective October 1, 2003, the obligation to pay the KPS fee was assigned to the parent without recourse to the Company with the result that it will no longer constitute one of the Company’s legal obligations.  Effective January 1, 2005, the management fee has been terminated.

(C)                    Severance expenses for both of the 2004 three-month periods reflect adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.

(D)                   Flood impact reflects the losses associated with property damage, repairs and maintenance of $22.6 million plus business interruption of $8.6 million for a total of $31.2 million.  Total costs were offset by insurance recoveries booked of $20.5 million, the net of which totals the $10.7 million adjustment to EBITDA ($1.7 million in the Fourth Quarter and $9.0 million in the Third Quareter).

(E)                     Includes gain or loss on the sale of equipment or other operation assets.  The adjustment in the three-month period ended December 31, 2004 reflects the sale of the Fort Worth DairyPak facility.

(F)                     Reflects funds received or bad debt expense related to customer’s liquidations.  The adjustment in the three-month period ended December 31, 2004 reflects adjustments to the reserve for Parmalat USA.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause the Company’s actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for the Company’s products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2004 as filed with the SEC.